ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is made and entered into this 4th day of October, 2011 by and between COASTAL PACIFIC MINING CORP., an Alberta corporation (the “Assignor”) and PLATA LITORAL, INC., a Nevada corporation (the “Assignee”).

WITNESSETH:

WHEREAS, the Assignor is indebted to the Assignee in the total principal amount of USD $1,000,000 pursuant to certain Convertible Promissory Notes issued by the Assignor (the “Notes”), which are convertible into shares of the Debtor's common stock;

                WHEREAS, the notes, plus all accrued interest thereon, were due and payable on May 4, 2011, the Assignor has defaulted on the repayment of the Notes and the Assignee has provided Assignor with notice of such default;

WHEREAS, the Assignor holds the right to earn up to a fifty percent (50%) interest in and to the Santa Rita concessions located in the District of Acobambilla, Province of Huancavelica, Department of Huancavelica, in the Republic of Peru (the “Mining Properties”), pursuant to an option agreement and an amended option agreement by and among Hans Peter Flueck, Coastal Pacific Mining Corp. and Rimpago Company Limited Peru S.A.C. (the “Option”)

WHEREAS, Assignor desires to assign ninety percent (90%) of its rights in the Option to the Assignee as full and final satisfaction of the Notes and the Assignee desires to assume the Assignor’s rights in the Option as full and final satisfaction of the Notes..

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration described herein, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1.
ASSIGNMENT

Section 1.1. Assignment. Assignor hereby assigns to Assignee and its successors and assigns ninety percent (90%) of all of its rights, title, interest in and obligations to the Option, accruing on and after the date hereof (the “Assignment”). The Assignee, in consideration of the Assignment, does hereby, for itself and its successors and assigns, hereby accepts the Assignment set forth herein, and accepts assumption of all of Assignor’s rights and obligations to performed with regards to the Option accruing on and after the date hereof.

Section 1.2. Consideration. As consideration for the Assignment of the Option:

(a) Assignee hereby forgives the principal amount of all of the Notes and all accrued and unpaid interest thereon and any other charges, fees, late fees, penalties or any other amounts that may be due and payable under the Notes;

(b) Assignee shall pay to the Assignor Assignee hereby acknowledges and agrees that by accepting the Assignment and assuming all of Assignor’s rights and obligations under the Option includes the assumption of the Assignor’s obligation to make a cash payment of approximately USD $2.4 million on the Mining Properties;

(c) Assignee shall provide a cash payment in the amount of $50,000 to the Assignor or at the direction of the Assignor; and

(d) Assignee shall issue to the Assignor a total of 75,659,000 shares of its common stock.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES

2.1           Assignor hereby represents and warrants to the Assignee that:

(a)	it is a corporation duly incorporated and organized and validly existing under the Province of Alberta;

(b)
it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and is qualified to carry on business in its jurisdiction of incorporation;

(c)
it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in its Articles of Incorporation or Charter or any other agreement to which it is a party.

(d)	Assignor represents and warrants to the Assignee that the Option is fully assignable without approval from any other party or entity.

2.2           Assignee hereby represents and warrants to Assignor that:

(a)	it is a corporation duly incorporated and organized and validly existing under the laws of the State of Nevada;

(b)
it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and is qualified to carry on business in its jurisdiction of incorporation;

(c)
it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in its Articles of Incorporation or its Charter,  or any other agreement to which it is a party.

ARTICLE 3.
CONFIDENTIALITY

Section 3.1.                      All matters concerning the execution and contents of this Agreement shall be treated as and kept confidential by the parties and there shall be no public release of any information concerning the Assignment, except as required by applicable securities laws, the rules of any stock exchange on which a party's shares are listed or other applicable laws or regulations, without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

SECTION 4
GENERAL

4.1           Binding.  This Agreement inures to the benefit of and binds the parties and their respective successors and permitted assigns.

4.2           Further Assurances.  Each party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement.

4.3           Amendment.  No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by all of the parties.

4.4           Notice.  Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax as the case may be, to its address set out on the first page of this Agreement. Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier.

4.5           Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute one and the same agreement.

4.6           Severability. If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term shall not affect the legality, validity or enforceability of the remaining terms of this Agreement.

4.7           Schedules. The schedules referenced herein and attached to this Agreement, are incorporated into and form part of this Agreement.

4.9           Governing Law. This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Nevada.

4.9           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior arrangements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

The parties hereto intending to be legally bound have executed this Agreement as of the date and year first written above.

PLATA LITORAL, INC.,                                                                           COASTAL PACIFIC MINING CORP.,
a Nevada corporation                                                                                   an Alberta corporation

By:                                                                  By:
Name:                                                                             Name:
Title:                                                                               Title: